     NEWS
RELEASE

FOR IMMEDIATE RELEASE

Diversified Restaurant Holdings Reports Strong Operating Income Growth
in Second Quarter 2016
SOUTHFIELD, MI, August 4, 2016 -- Diversified Restaurant Holdings, Inc. (NASDAQ: SAUC) ("DRH" or the "Company"), the largest franchisee for Buffalo Wild Wings® ("BWW") and creator and operator of Bagger Dave's Burger Tavern® ("Bagger Dave's"), today announced results for its second quarter ended June 26, 2016. The Company also announced today in a separate release that it intends to split into two separate, publicly traded companies through the tax-free spinoff of its Bagger Dave’s business to DRH stockholders.
Second Quarter 2016 Performance (compared with prior year period, unless otherwise stated)

•	Achieved 25.8% revenue growth to $46.4 million

•	BWW comparable-store sales decline 2.7% against strong 4.1% increase in prior-year period; Bagger Dave’s average weekly sales up 5.1% to $22,600

•	Generated operating income of $961,536, a $6.5 million improvement

•	Improved net loss by $3.1 million to loss of $0.2 million, or $0.01 per diluted share

•	Adjusted EBITDA was up 1.9% to $5.7 million (1); Adjusted EBTIDA(1) margin expanded
4.3 points to 12.2%

•	Made additional discretionary principal payments in quarter; total debt down to $122.3 million

•	Strategic priorities remain: Debt reduction, driving unit sales and increasing restaurant-level cash flow
Michael Ansley, President and CEO, commented, “We continue to make excellent progress in improving our financial performance. We increased second quarter sales by nearly 26%, generated significantly higher operating income and continued to reduce debt. The strong operating leverage from our expanded BWW franchise, rationalization of underperforming restaurants, reduced pace of unit development and cost reduction initiatives are demonstrating measurable results. Notably, we achieved these improvements even as our BWW comparable-store sales were off in the quarter consistent with challenges facing the entire casual dining sector.
“The Board’s decision to spin off Bagger Dave’s to the over the counter market will enable us to devote DRH’s energies and resources on our much larger BWW business, which should drive increased earnings power, cash generation and franchise expansion opportunities. Bagger Dave’s, in the meantime, will independently be able to mature its concept, build its brand and grow more profitably.

“We have great confidence as well in the on-going potential of our BWW franchise and the Buffalo Wild Wings brand. With the largest franchise in the United States, we see the benefit of our scale, the markets we serve, our successful track record as an operator and the competitive advantages of BWW being the first in its category and a leader in its segment. BWW is also making multiple enhancements in its value proposition, such as special value-based promotions and delivery service to drive sales growth. We expect to take full advantage of the brand’s long runway for growth.”
Second Quarter 2016 Results

$ In thousands	Q2 2016	Q2 2015	$ Change	% Change
Revenue	$46,391	$36,872	$9,519	25.8%
Total operating expenses	45,430	42,381	3,049	7.2%
Operating profit (loss)	962	(5,510)	6,472	117.5%
Operating margin	2.1%	(14.9)%
Net loss	$(182)	$(3,318)	3,136	94.5%
Fully diluted net loss per share	$(0.01)	$(0.13)	$0.12	92.3%

Revenue grew with the addition of 15 net new restaurants and increased menu pricing. The Company had 83 total restaurants at the end of the quarter.
Comparable-store sales for BWW were down 2.7% largely due to macro factors affecting the casual dining sector nationwide including over saturation, growing consumer preferences for value priced options and challenging comparators. This trend was magnified by warmer than normal weather diverting customers to more outdoor activities and fewer sporting events of interest to customers in the Company’s markets. There were 59 comparable BWW restaurants for the period and a total of 64 BWW at the end of the quarter, up 22 from the prior-year period.
Average weekly sales volume (“AWV”) for the 19 Bagger Dave’s restaurants was $22,600, up 5.1%, or $1,100, validating the success of concept adaptations and the benefit from one new opening during the quarter.
The acquisition of 18 St. Louis BWW locations in July 2015 drove many operating expense lines higher. Other major components of the change in operating expenses include:

•	Food, beverage and packaging cost as a percentage of revenue declined 50 basis points to 28.1% primarily due to some overall commodity price relief and menu price increases

•	Compensation costs as a percentage of revenue were up 20 basis points to 26.7% due to investments in personnel in the acquired restaurants and labor inflation

•
General and administrative (G&A) expense was down 930 basis points to 6.1% as a percent of revenue. Closure of under-performing locations, cost reduction initiatives and favorable variances relative to $2.0 million of atypical expenses in 2015 drove G&A expenses down $2.9 million.

Operating income increased measurably over the prior-year quarter due to significant cost savings from the closure of underperforming locations and operating leverage from higher sales.
Interest expense was up $0.9 million to $1.4 million, reflecting increased debt from the St. Louis BWW acquisition and higher interest rates.

Business Performance

	Three Months Ended
	June 26, 2016	Percent of sales	June 28, 2015	Percent of sales
BWW revenue	$40,951,181	88.3%	$29,610,702	80.3%
BWW Comparable-store sales	(2.7)%		4.1%
Bagger Dave's revenue	5,439,865	11.7%	7,261,136	19.7%
Bagger Dave's AWV	$22,600		$21,500

BWW (restaurant-level EBITDA)	$8,200,741	20.0%	$6,314,677	21.3%
Bagger Dave's (restaurant-level EBITDA)	17,325	0.3%	61,758	0.9%
Restaurant-Level EBITDA	8,218,066	17.7%	6,376,435	17.3%

General and administrative expenses	(2,814,979)	(6.1)%	(3,724,963)	(10.1)%
Non-recurring expenses	269,894	0.6%	265,242	0.7%
Adjusted EBITDA	5,672,981	12.2%	2,916,714	7.9%
Restaurant-level EBITDA margin improved 40 basis points as a result of cost savings measures from the closure of underperforming locations.
Balance Sheet Highlights
Cash and cash equivalents were $5.5 million at June 26, 2016 compared with $14.2 million at December 27, 2015. Capital expenditures were $11.7 million during the first six months of 2016 and were for new restaurant development, restaurant refreshes and revamping four BWW restaurants to the Stadia design. There are now 28 Stadia concepts of the 64 restaurants and all will be converted by 2020.
Total debt decreased $4.0 million to $122.3 million at the end of the second quarter from December 27, 2015. The Company has been making additional discretionary principal payments with available cash.
Fiscal 2016 Guidance
In the 2016 second quarter, the Company opened three restaurants including two BWW restaurants in Bradenton, Florida and Coral Gables, Florida, and a Bagger Dave’s in West Chester, Ohio. The Company has slowed its new restaurant development and does not plan to open any additional restaurants in 2016. The Company expects the following for 2016:

•	Revenue of $185 million to $190 million compared with the previous expectation of $194 million to $200 million

◦	BWW sales are expected to be $164 million to $168 million

◦	Bagger Dave’s sales are expected to be $21 million to $22 million

•	Total G&A expense, excluding one-time spin off costs, is unchanged at approximately 6% of sales; the spinoff is expected to result in $1.5 million to $2.0 million in G&A savings for DRH

•
Adjusted EBITDA is expected to be approximately $21 million to $23 million based on the new sales forecast compared with previous expectations of $24 million to $26 million, excluding the impact of the spin off

•
Consolidated restaurant-level EBITDA is expected to be $33 million to $35 million, revised down from prior guidance of $36 million to $38 million; Post spinoff BWW restaurant-level EBITDA is expected to be in the range of $33 million to $35 million

•	Capital expenditures guidance is unchanged from approximately $14 million to $16 million
Webcast and Conference Call
DRH will host a conference call and live webcast on Thursday, August 4, 2016 at 5:00 p.m. Eastern Time, during which management will review the financial and operating results for the second quarter and discuss its corporate strategies and outlook. A question-and-answer session will follow.
The teleconference can be accessed by calling (201) 689-8562. The webcast can be monitored on the Company’s website at www.diversifiedrestaurantholdings.com.
A telephonic replay will be available from 8:00 p.m. ET on the day of the call through Thursday,
August 11, 2016. To listen to the archived call, dial (858) 384-5517 and enter the conference ID number 13640553, or access the webcast replay at www.diversifiedrestaurantholdings.com, where a transcript will also be posted once available.
About Diversified Restaurant Holdings, Inc.
Diversified Restaurant Holdings, Inc. operates 64 BWW franchised restaurants in key markets in Florida, Illinois, Indiana, Michigan and Missouri. The Company also owns and operates 19 Bagger Dave's restaurants in Indiana, Michigan and Ohio. The Company routinely posts news and other important information on its website at www.diversifiedrestaurantholdings.com.
Safe Harbor Statement
The information made available in this news release and the Company’s August 4, 2016 earnings conference call contain forward-looking statements which reflect DRH's current view of future events, results of operations, cash flows, performance, business prospects and opportunities. Wherever used, the words "anticipate," "believe," "expect," "intend," "plan," "project," "will continue," "will likely result," "may," and similar expressions identify forward-looking statements as such term is defined in the Securities Exchange Act of 1934. Any such forward-looking statements are subject to risks and uncertainties and the Company's actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities could differ materially from historical results or current expectations. Some of these risks include, without limitation, the impact of economic and industry conditions, competition, food and drug safety issues, store expansion and remodeling, labor relations issues, costs of providing employee benefits, regulatory matters, legal and administrative proceedings, information technology, security, severe weather, natural disasters, accounting matters, other risk factors relating to business or industry and other risks detailed from time to time in the Securities and Exchange Commission filings of DRH. Forward-looking statements contained herein speak only as of the date made and, thus, DRH undertakes no obligation to update or publicly announce the revision of any of the forward-looking statements contained herein to reflect new information, future events, developments or changed circumstances or for any other reason.

For more information, contact:
Investor and Media:
Deborah K. Pawlowski
Kei Advisors LLC
716.843.3908
dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015
Revenue	$46,391,046	$36,871,838	$94,803,845	$76,312,170

Operating expenses
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage, and packaging costs	13,058,782	10,561,270	26,754,325	22,009,173
Compensation costs	12,378,780	9,754,171	24,890,721	19,908,963
Occupancy costs	3,051,165	2,432,350	6,221,920	4,804,817
Other operating costs	9,684,253	7,811,480	19,723,097	15,772,029
General and administrative expenses	2,814,979	5,674,963	5,477,737	8,171,850
Pre-opening costs	649,119	576,390	921,483	1,669,890
Depreciation and amortization	4,402,183	3,250,701	8,709,900	6,408,023
Impairment and loss (gain) on asset disposal	(609,751)	2,320,059	(543,623)	2,468,467
Total operating expenses	45,429,510	42,381,384	92,155,560	81,213,212

Operating profit (loss)	961,536	(5,509,546)	2,648,285	(4,901,042)

Interest expense	(1,440,562)	(559,035)	(2,885,502)	(991,258)
Other income, net	39,633	727,258	84,905	744,261

Loss before income taxes	(439,393)	(5,341,323)	(152,312)	(5,148,039)

Income tax benefit	(256,967)	(2,022,980)	(400,291)	(2,092,338)

Net income (loss)	$(182,426)	$(3,318,343)	$247,979	$(3,055,701)

Basic earnings per share	$(0.01)	$(0.13)	$0.01	$(0.12)
Fully diluted earnings per share	$(0.01)	$(0.13)	$0.01	$(0.12)

Weighted average number of common shares outstanding
Basic	26,379,065	26,151,853	26,338,549	26,150,518
Diluted	26,379,065	26,151,853	26,338,549	26,150,518

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

ASSETS	June 26, 2016	December 27, 2015
	(unaudited)
Current assets
Cash and cash equivalents	$5,537,822	$14,200,528
Accounts receivable	508,245	620,942
Inventory	1,872,057	1,934,584
Prepaid assets	1,307,165	1,618,429
Total current assets	9,225,289	18,374,483

Deferred income taxes	14,630,653	13,320,177
Property and equipment, net	81,162,442	79,189,661
Intangible assets, net	3,388,585	3,638,716
Goodwill	50,097,081	50,097,081
Other long-term assets	1,141,900	1,152,377
Total assets	$159,645,950	$165,772,495

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$5,601,690	$7,807,552
Accrued compensation	2,763,165	3,087,883
Other accrued liabilities	3,153,133	3,663,211
Current portion of long-term debt	9,843,746	9,891,825
Current portion of deferred rent	334,637	396,113
Total current liabilities	21,696,371	24,846,584

Deferred rent, less current portion	3,036,979	2,826,210
Unfavorable operating leases	631,400	671,553
Other long-term liabilities	6,186,273	4,463,631
Long-term debt, less current portion	112,461,267	116,364,165
Total liabilities	144,012,290	149,172,143

Commitments and contingencies (Notes 9 and 10)

Stockholders' equity
Common stock - $0.0001 par value; 100,000,000 shares authorized; 26,619,811 and 26,298,725, respectively, issued and outstanding	2,586	2,584
Additional paid-in capital	36,335,496	36,136,332
Accumulated other comprehensive loss	(2,420,504)	(1,006,667)
Accumulated deficit	(18,283,918)	(18,531,897)
Total stockholders' equity	15,633,660	16,600,352

Total liabilities and stockholders' equity	$159,645,950	$165,772,495

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 26, 2016	June 28, 2015
Cash flows from operating activities
Net income (loss)	$247,979	$(3,055,701)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	8,709,900	6,408,023
Amortization of debt discount and loan fees	117,238	14,214
Amortization of gain on sale-leaseback	(78,604)	(78,604)
Impairment and loss (gain) on asset disposals	(543,623)	2,468,467
Share-based compensation, net	187,710	162,563
Deferred income taxes	(582,136)	(1,929,924)
Changes in operating assets and liabilities that provided (used) cash
Accounts receivable	112,697	1,187,273
Inventory	62,527	(135,234)
Prepaid assets	311,264	(369,353)
Intangible assets	(394,483)	(129,426)
Other long-term assets	10,477	(778,071)
Accounts payable	(1,201,271)	(955,715)
Accrued liabilities	(1,175,727)	1,780,743
Deferred rent	149,293	17,169
Net cash provided by operating activities	5,933,241	4,606,424

Cash flows from investing activities
Proceeds from sale of investments	—	2,952,302
Proceeds from sale of property and equipment, net of fees	1,134,717	—
Purchases of property and equipment	(11,716,557)	(12,646,471)
Acquisition of business, net of cash acquired	—	—
Net cash used in investing activities	(10,581,840)	(9,694,169)

Cash flows from financing activities
Proceeds from issuance of long-term debt	7,109,154	7,551,319
Repayments of long-term debt	(11,134,717)	(4,000,000)
Repurchase of stock	—	(98,252)
Proceeds from employee stock purchase plan	20,782	40,360
Tax withholdings for restricted stock units	(9,326)	—
Net cash (used in) provided by financing activities	(4,014,107)	3,493,427

Net decrease in cash and cash equivalents	(8,662,706)	(1,594,318)

Cash and cash equivalents, beginning of period	14,200,528	18,688,281

Cash and cash equivalents, end of period	$5,537,822	$17,093,963

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation between Net Income (loss) and Restaurant-Level and Adjusted EBITDA

	Three Months Ended (unaudited)		Six Months Ended (unaudited)
	June 26, 2016	June 28, 2015	June 26, 2016	June 28, 2015
Net income (loss)	$(182,426)	$(3,318,343)	$247,979	$(3,055,701)
+ Income tax benefit	(256,967)	(2,022,980)	(400,291)	(2,092,338)
+ Interest expense	1,440,562	559,035	2,885,502	991,258
+ Other income, net	(39,633)	(727,258)	(84,905)	(744,261)
+ Loss (gain) on disposal of property and equipment	(609,751)	2,320,059	(543,623)	2,468,467
+ Depreciation and amortization	4,402,183	3,250,701	8,709,900	6,408,023
EBITDA	4,753,968	61,214	10,814,562	3,975,448
+ Pre-opening costs	649,119	576,390	921,483	1,669,890
+Non-recurring expenses (Restaurant level)	(39,272)	—	543,295	—
+Legal reserve	—	1,950,000	—	1,950,000
+Non-recurring expenses (Corporate level)	309,166	329,110	—	403,320
Adjusted EBITDA	5,672,981	2,916,714	12,279,340	7,998,658
Adjusted EBITDA margin (%)	12.2%	7.9%	13.0%	10.5%
+ General and administrative	2,814,979	3,724,963	5,477,737	6,221,850
+Non-recurring expenses	(269,894)	(265,242)	—	(339,452)
Restaurant–Level EBITDA	8,218,066	6,376,435	17,757,077	13,881,056
Restaurant–Level EBITDA margin (%)	17.7%	17.3%	18.7%	18.2%
(1)Restaurant-Level EBITDA represents net income (loss) attributable to DRH plus the sum of non-restaurant specific general and administrative expenses, restaurant pre-opening costs, loss on property and equipment disposals, the change in fair value of derivative instruments, depreciation and amortization, other income and expenses, interest, taxes, income attributable to noncontrolling interest and non-recurring expenses related to acquisitions, equity offerings or other one-off transactions. Adjusted EBITDA represents net income (loss) attributable to DRH plus the sum of restaurant pre-opening costs, loss on property and equipment disposals, the change in fair value of derivative instruments, depreciation and amortization, other income and expenses, interest, taxes, income attributable to noncontrolling interest, and non-recurring expenses. We are presenting Restaurant-Level EBITDA and Adjusted EBITDA, which are not presented in accordance with GAAP, because we believe they provide an additional metric by which to evaluate our operations. When considered together with our GAAP results and the reconciliation to our net income, we believe they provide a more complete understanding of our business than could be obtained absent this disclosure. We use Restaurant-Level EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue, income from operations, net income, and cash flows from operations, to assess our historical and prospective operating performance and to enhance the understanding of our core operating performance. Restaurant-Level EBITDA and Adjusted EBITDA are presented because: (i) we believe they are useful measures for investors to assess the operating performance of our business without the effect of non-cash depreciation and amortization expenses; (ii) we believe investors will find these measures useful in assessing our ability to service or incur indebtedness; and (iii) they are used internally as benchmarks to evaluate our operating performance or compare our performance to that of our competitors.
Additionally, we present Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses and restaurant pre-opening costs, both which are non-recurring at the restaurant level. The use of Restaurant-Level EBITDA thereby enables us and our investors to compare our operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant level productivity, efficiency, and performance. The use of Restaurant-Level EBITDA and Adjusted EBITDA as performance measures permits a comparative assessment of our operating performance relative to our performance based on GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structure and cost of capital (which affect interest expense and tax rates) and differences in book depreciation of property and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management team believes that Restaurant-Level EBITDA and Adjusted EBITDA facilitate company-to-company comparisons within our industry by eliminating some of the foregoing variations.

Restaurant-Level EBITDA and Adjusted EBITDA are not determined in accordance with GAAP and should not be considered in isolation or as an alternative to net income, income from operations, net cash provided by operating, investing, or financing activities, or other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP. Neither Restaurant-Level EBITDA nor Adjusted EBITDA should be considered as a measure of discretionary cash available to us to invest in the growth of our business. Restaurant-Level EBITDA and Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies and our presentation of Restaurant-Level EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual items. Our management recognizes that Restaurant-Level EBITDA and Adjusted EBITDA have limitations as analytical financial measures, including the following:

•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect our current capital expenditures or future requirements for capital expenditures;

•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, associated with our indebtedness;

•
Restaurant-Level EBITDA and Adjusted EBITDA do not reflect depreciation and amortization, which are non-cash charges, although the assets being depreciated and amortized will likely have to be replaced in the future, nor do Restaurant-Level EBITDA and Adjusted EBITDA reflect any cash requirements for such replacements;

•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect disposals or other non-recurring income and expenses;

•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect changes in fair value of derivative instruments;

•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect restaurant pre-opening costs; and

•	Restaurant-Level EBITDA does not reflect general and administrative expenses.